CERTIFICATE OF AMENDMENT

                                OF

                    ARTICLES OF INCORPORATION


          CONFERENCE CAPITAL CORP., a corporation organized under the laws of the State of Nevada, by its President and Secretary does hereby certify:

          1. That the Board of Directors of said Corporation at a meeting duly convened and held on the 1st day of May, 1987, passed a resolution declaring that the following change and amendment in the Articles of incorporation is advisable.

               RESOLVED, that Article I of said Articles of Incorporation be amended to read as follows: "Name: The name of this Corporation is INTERNATIONAL FIRE PREVENTION, INC."

          2. That the number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 10,821,500 shares of Common Stock; that the said change and amendment ha been consented to and authorized by the vote of stockholders holding at least a majority of the Common Stock outstanding and entitled to vote thereon at a shareholders' meeting duly convened and held on May 1, 1987.

          IN WITNESS WHEREOF, the said Conference Capital Corp. has caused this certificate to be signed by its President and its Secretary and its corporate seal to be hereto affixed this 1st day of May, 1987.

                         CONFERENCE CAPITAL CORP.


                         By  /s/ John T. Noah, President

                         By  /s/ Gerald L. Wheeler, Secretary

(Seal)

STATE OF CALIFORNIA )
                    ) ss
COUNTY OF ORANGE         )

          On May 1, 1987, personally appeared before me, a Notary Public, John T. Noah and Gerald L. Wheeler, who acknowledged that they executed the above instrument.

                              /s/  Anita S. Kosmerl
                              Notary Public
(Seal)